Exhibit 8(jjj)
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
     THIS AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (“Amendment”) is made as of this 28th day of December, 2007, by and between MERRILL LYNCH LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Underwriter”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).
RECITALS
     WHEREAS, the Company and Underwriter are parties to a certain Participation Agreement dated October 11, 2002, as amended March 1, 2005 (the “Agreement”), in which the Company provides separate accounts established for variable life insurance and/or variable annuity contracts offered by the Company; and
     WHEREAS, the parties desire to revise the Agreement where Advisor Class will be renamed and replaced with A Class under the Agreement; and
     WHEREAS, the parties have agreed to amend the Agreement to make A Class at Net Asset Value available as investment options under the Agreement; and
     WHEREAS, the parties now desire to further modify the Agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:
     1. Class Change. As of September 4, 2007, Advisor Class was renamed A Class. Advisor Class is hereby deleted and replaced with A Class under the Agreement.
     2. Schedule B. Schedule B to the Agreement is hereby deleted in its entirety and the attached Schedule B is replaced in lieu thereof.
     3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

MERRILL LYNCH LIFE INSURANCE COMPANY
By:	/s/ Lonny J Olejniczak
	Name:	Lonny J Olejniczak
	Title:	President
	Date:	2/4/08

AMERICAN CENTURY INVESTMENT SERVICES, INC.
By:	/s/ Cindy A. Johnson
	Name:	CINDY A. JOHNSON
	Title:	VICE PRESIDENT
	Date:	12/26/07

SCHEDULE B
APPLICABLE CLASSES AND ADMINISTRATIVE FEES

NAME OF PORTFOLIO	APPLICABLE FEES*
American Century Equity Income Fund (A Class @ NAV)	0.25%
American Century Ultra (A Class @ NAV)	0.25%

*	Shall not exceed 0.25%

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